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                              Exhibit 11(a)

                             GROSSMAN'S INC.
                    COMPUTATION OF EARNINGS PER SHARE
                  (In thousands, except per share data)

                      Year Ended         Year Ended         Year Ended
                   December 31, 1994  December 31, 1993  December 31, 1992
                   -----------------  -----------------  -----------------
Net income (loss)
 for primary and
 fully diluted
 earnings per
 share                $ (1,905)            $(68,348)           $  6,232
                     ===========          ===========         ===========

Weighted average
 number of shares
 outstanding            25,752               25,661              25,518

Net effect of
 dilutive stock
 options                    -                    -                  675
                     -----------          -----------         -----------

Total weighted
 average shares
 outstanding and
 common stock
 equivalents used
 in primary
 calculation of
 earnings per
 share                  25,752               25,661              26,193

Additional dilution
 from stock options         -                     -                  48
                     -----------          -----------         -----------

Total weighted
 average shares
 outstanding and
 common stock
 equivalents used
 in fully diluted
 calculation of
 earnings per
 share                  25,752               25,661              26,241
                     ===========          ===========         ===========

Net Income Per
 Common Share
 (Primary and
 Fully Diluted)       $  (0.07)            $  (2.66)           $   0.24
                     ===========          ============        ===========

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